EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 dated April 27, 2005 of Rayovac Corporation of our report dated October 24, 2003, except as to note 24, which is as of April 30, 2004, relating to the consolidated financial statements of The Nu-Gro Corporation and Subsidiaries as of September 30, 2003 and 2002 and for the years then ended incorporated in such Registration Statement by reference to the Current Report on Form 8-K of Rayovac Corporation filed on April 27, 2005. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Accountants

Kitchener, Canada,

April 27, 2005.